Exhibit 99.1

Lincoln Reports Fourth Quarter and Full Year 2019 Financial Results

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., February 26, 2020 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 vs Fourth Quarter 2018 Highlights
•	Total revenue increased 5.4%; same school revenue up 7.1%
•	Same school average student population rose 6.2%
•	Student starts increased 9.7%
•	EBITDA of $12.2 million increased 55%
•	Net income of $9.2 million up 83%
•	Completed financing transactions that increased liquidity by over $30 million and are expected to result in annualized interest savings of approximately $1.0 million

Full Year 2019 Financial Results achieved and exceeded guidance
•	Total revenue grew 3.9%; same school revenue up 6.2%
•	Same school student starts increased 5.0%
•	Net Income of $2.0 million
•	EBITDA of $13.4 million

Introducing 2020 outlook for continued growth in student starts, revenue, EBITDA and operating income

“The fourth quarter was a strong finish to a very successful year for Lincoln.  Key metrics such as revenue, student start growth, student graduation and placement rates and overall financial performance continued to demonstrate consistent growth.  Our student starts and revenue have now grown for nine consecutive quarters,” commented Scott Shaw, President and Chief Executive Officer.  “Our fourth quarter’s performance, which added an exclamation point to the year, has enabled the Company to enter the new-year with plenty of momentum and we are today introducing 2020 guidance.  We believe our significantly strengthened balance sheet and liquidity give us the resources to pursue strategies to accelerate growth and drive even greater performance over the next few years.  Our marketing initiatives are achieving substantial results in what has been traditionally a difficult operating environment for our industry, and our corporate partners are increasing their reliance on Lincoln to help them meet their workforce needs.”

FOURTH QUARTER 2019 COMPARED TO FOURTH QUARTER 2018 FINANCIAL PERFROMANCE:

•	Total revenue for the fourth quarter increased to $73.9 million, or 5.4%. Revenue on a same school basis increased by 7.1%.

•
Total student starts rose 9.7%.  Transportation and Skilled Trades segment starts were up approximately 14.3% and Healthcare and Other Professions segment starts increased 4.4%.  This achievement marks nine consecutive quarters of start growth for both segments.

•
Educational services and facilities expense decreased 2.1% to $30.6 million.  Excluding the Transitional segment, which had expense of $1.4 million in 2018, expenses increased $0.7 million, or 2.4%.  This increase was a mainly a result of the Company’s growing student population.

•
Selling, general and administrative expense was $33.7 million.  Excluding the Transitional segment, which had expense of $2.8 million in 2018, SG&A expenses increased $3.4 million quarter over quarter.  The increase was primarily driven by bad debt expense and marketing.  The additional marketing investments were made to capitalize on cost effective lead generating opportunities in high converting channels while also driving brand awareness.

•	Operating income grew during the quarter by 74.7% to $10.1 million from $5.8 million.

•	Net income for the quarter increased by 82.5% to $9.2 million, or $0.33 per diluted share, as compared to $5.0 million, or $0.20 per diluted share.

•
At December 31, 2019, the Company had cash and cash equivalents of $23.6 million and additional availability under the credit facility of over $20 million that could be used for general corporate purposes.

FOURTH QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $3.3 million, or 6.7%, to $52.7 million, as compared to $49.4 million in the prior year.  The increase in revenue is primarily due to a 3.6% increase in average student population including a 14.3% increase in student starts for the quarter.

Operating income increased to $10.9 million from $8.9 million in the prior year comparable period.  These improvements were marked by increased efficiencies and expense controls that delivered impressive operating leverage as over 60% of the increase in revenues for the quarter translated into operating income growth.  Included in these gains were increases in bad debt expense and marketing investments.  Additional marketing investments were initiated during the fourth quarter to better position the Company to achieve a strong first quarter in 2020.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $1.6 million, or 8.3%, to $21.2 million, as compared to $19.6 million in the prior year.  The increase in revenue was mainly due to an 11.6% increase in average student population, which is attributable to over two years of consistent start growth.

Operating income was $3.4 million for the three months ended December 31, 2019, compared to $3.7 million in the prior year comparable period.  The decline was partially due to higher instructor salaries and benefits expense incurred to remain competitive in current market conditions.  In addition, bad debt expense and higher marketing investments reduced the operating income margin for the quarter.  Additional marketing investments in the fourth quarter are expected to favorably impact starts in the first quarter of 2020.

Transitional Segment

Throughout 2019, no operations were categorized in the Transitional segment.  However, the financial information for the Southington, Connecticut campus, which was fully taught out as of December 31, 2018, was included in the Transitional segment for 2018.  Revenue was $1.1 million and operating loss was $3.2 million for the three months ended December 31, 2018.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $4.2 million for the three months ended December 31, 2019 as compared to $3.8 million in the prior year comparable period.

FULL YEAR FINANCIAL RESULTS

Total revenue increased by $10.1 million, or 3.9%, to $273.3 million, as compared to $263.2 million for 2018.  Operating income increased by $9.2 million, to $5.2 million compared to an operating loss of $4.0 million last year.  Educational services and facilities expense decreased by $1.9 million, or 1.5%, to $123.5 million for the year from $125.4 million in the prior year. Selling, general and administrative expense increased by $3.9 million, or 2.8%, to $145.2 million from $141.2 million in the prior year.

Transportation and Skilled Trades segment revenue increased to $193.7 million for the year ended December 31, 2019, a $8.5 million increase compared to $185.3 million in 2018.

Healthcare and Other Professions segment revenue increased to $79.6 million for the year ended December 31, 2019, a $7.5 million increase compared to $72.1 million in 2018.

Transitional segment revenue was $5.8 million in the year ended December 31, 2018.

In addition, although not expected to have a material impact on liquidity, as expected, we were notified by the U.S. Department of Education that our composite score was under 1.5 for the fiscal years 2017 and 2018.  We chose the zone alternative in January 2020 as a means to continue participating in Title IV programs under Heighten Cash Monitoring 1.  We have calculated our composite score for the fiscal year 2019 which resulted in a score above 1.5 which indicates Lincoln is financially responsible without any additional monitoring.  We expect to be notified by the Department of its assessment of our 2019 financial statements in the Fall of 2020 which will result in our removal or continuation in this status.

2020 OUTLOOK

The Company is providing the following guidance for 2020:

•	Revenue and student starts are expected to increase 3% to 5%.

•	EBITDA is projected to be between $15.0 million to $17.0 million, which would be a 12% to 27% increase over 2019 EBITDA.

•	Operating income is expected to be between $7.0 million to $9.0 million, which would represent a growth rate of 34% to 72% over 2019 operating income.

•	Capital expenditures are projected to be between $6.5 million to $7.5 million.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 4168358 . Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 4168358.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2019	2018	2019	2018

REVENUE	$73,915	$70,113	$273,342	$263,200
COSTS AND EXPENSES:
Educational services and facilities	30,555	31,203	123,495	125,373
Selling, general and administrative	33,664	33,156	145,176	141,244
(Gain) loss on disposition of assets	(356)	-	(567)	537
Total costs & expenses	63,863	64,359	268,104	267,154
OPERATING INCOME (LOSS)	10,052	5,754	5,238	(3,954)
OTHER:
Interest income	1	6	8	31
Interest expense	(823)	(678)	(2,963)	(2,422)
INCOME (LOSS) BEFORE INCOME TAXES	9,230	5,082	2,283	(6,345)
PROVISION FOR INCOME TAXES	24	50	268	200
NET INCOME ( LOSS)	$9,206	$5,032	$2,015	$(6,545)
Basic
Earnings (loss) per share	$0.33	$0.21	$0.08	$(0.27)
Diluted
Earnings (loss) per share	$0.33	$0.20	$0.08	$(0.27)
Weighted average number of common shares outstanding:
Basic	24,563	24,533	24,554	24,423
Diluted	24,563	24,562	24,554	24,423
Other data:

EBITDA (1)	$12,196	$7,885	$13,353	$4,467
Depreciation and amortization	$2,144	$2,131	$8,115	$8,421
Number of campuses	22	22	22	22
Average enrollment	11,692	11,152	10,985	10,591
Stock-based compensation	$218	$20	$679	$521
Net cash provided by (used in) operating activities	$5,881	$4,122	$988	$(1,694)
Net cash used in investing activities	$(1,749)	$(480)	$(4,810)	$(2,349)
Net cash provided by (used in) financing activities	$18,758	$24,301	$(3,480)	$(4,565)

Selected Consolidated Balance Sheet Data:	December 31, 2019
(Unaudited)

Cash and cash equivalents	$23,644
Current assets	50,477
Working deficit	(6,728)
Total assets	194,763
Current liabilities	57,205
Long-term debt obligations, including current portion, net of deferred financing fees	34,028
Series A convertible preferred stock	11,982
Total stockholders’ equity	43,148

On November 14, 2019, the Company entered into a new $60.0 million credit facility, $15.0 million of which is fully cash collateralized and raised $12.7 million in a private placement of convertible preferred stock.  Together the new credit facility and the private placement have increased the Company’s liquidity by more than $30.0 million and it is expected that the Company will realize annualized interest savings of approximately $1.0 million.  Additional liquidity available to the Company will be utilized for investments that are in the best interest of the students and shareholders.  Examples include but are not limited to introduction of new program offerings, expansion of successful programs into other campuses and potential growth initiatives.

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)

	2019	2018	2019	2018

Net Income (loss)	$9,206	$5,032	$2,015	$(6,545)
Interest expense, net	822	672	2,955	2,391
Provision for income taxes	24	50	268	200
Depreciation and amortization	2,144	2,131	8,115	8,421
EBITDA	$12,196	$7,885	$13,353	$4,467

	Three Months Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$10,927	$8,913	$3,373	$3,718
Interest expense, net	-	2	-	3
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,913	1,926	117	70
EBITDA	$12,840	$10,841	$3,490	$3,791

	Three Months Ended December 31, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(3,099)	$(5,094)	$(4,500)
Interest expense, net	-	-	822	667
Provision for income taxes	-	-	24	50
Depreciation and amortization	-	8	114	127
EBITDA	$-	$(3,091)	$(4,134)	$(3,656)

	Year Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$21,979	$17,659	$7,588	$6,466
Interest expense, net	-	2	-	3
Provision for income taxes	-	-	-	-
Depreciation and amortization	7,236	7,568	408	250
EBITDA	$29,215	$25,229	$7,996	$6,719

	Year Ended December 31, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(5,994)	$(27,552)	$(24,676)
Interest expense, net	-	-	2,955	2,386
Provision for income taxes	-	-	268	200
Depreciation and amortization	-	18	471	585
EBITDA	$-	$(5,976)	$(23,858)	$(21,505)

	Three Months Ended December 31, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$73,915	$70,113
Less: Transitional Revenue	-	(1,107)
Revenue on Same School Basis	$73,915	$69,006	7.1%

	Year Ended December 31, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$273,342	$263,200
Less: Transitional Revenue	-	(5,802)
Revenue on Same School Basis	$273,342	$257,398	6.2%

	Three Months Months Ended December 31,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$52,716	$49,425	6.7%
Healthcare and Other Professions	21,199	19,581	8.3%
Transitional	-	1,107	-100.0%
Total	$73,915	$70,113	5.4%

Operating Income (Loss):
Transportation and Skilled Trades	$10,927	$8,914	22.6%
Healthcare and Other Professions	3,373	3,720	-9.3%
Transitional	-	(3,099)	100.0%
Corporate	(4,248)	(3,781)	-12.4%
Total	$10,052	$5,754	74.7%

Starts:
Transportation and Skilled Trades	1,301	1,138	14.3%
Healthcare and Other Professions	1,018	975	4.4%
Transitional	-	-	-
Total	2,319	2,113	9.7%

Average Population:
Transportation and Skilled Trades	7,770	7,498	3.6%
Healthcare and Other Professions	3,922	3,513	11.6%
Transitional	-	142	-100.0%
Total	11,692	11,153	4.8%

End of Period Population:
Transportation and Skilled Trades	7,349	6,988	5.2%
Healthcare and Other Professions	3,936	3,537	11.3%
Transitional	-	-	-
Total	11,285	10,525	7.2%

	Year Ended December 31,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$193,722	$185,263	4.6%
Healthcare and Other Professions	79,620	72,135	10.4%
Transitional	-	5,802	-100.0%
Total	273,342	263,200	3.9%

Operating Income (Loss):
Transportation and Skilled Trades	$21,979	$17,661	24.4%
Healthcare and Other Professions	7,588	6,469	17.3%
Transitional	-	(5,994)	100.0%
Corporate	(24,329)	(22,090)	-10.1%
Total	$5,238	$(3,954)	232.5%

Starts:
Transportation and Skilled Trades	8,548	8,294	3.1%
Healthcare and Other Professions	4,386	4,023	9.0%
Transitional	-	140	-100.0%
Total	12,934	12,457	3.8%

Average Population:
Transportation and Skilled Trades	7,319	7,042	3.9%
Healthcare and Other Professions	3,666	3,312	10.7%
Transitional	-	237	-100.0%
Total	10,985	10,591	3.7%

End of Period Population:
Transportation and Skilled Trades	7,349	6,988	5.2%
Healthcare and Other Professions	3,936	3,537	11.3%
Transitional	-	-	-
Total	11,285	10,525	7.2%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com, 415-652-9100
Media Relations: Tom Gibson, 201-476-0322